Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Harry L. Casari, Chairman Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

Steve Murdock to Retire as President and CEO
Of Meade Instruments

IRVINE, Calif. – January 20, 2006 – Harry L. Casari, chairman of the Board of Directors of Meade Instruments Corp. (Nasdaq NM: MEAD), announced that Steven G. Murdock will retire as president and chief executive officer upon the naming of his successor. The company has retained the executive search firm of Korn/Ferry International to conduct a search for Murdock’s replacement. The company expects to conclude the search in the next several months.

Murdock, who will remain on the company’s Board, joined Meade Instruments in 1980 as vice president of optics, was named president and chief operating officer in 1990, and in 2003 was appointed chief executive officer.

“We are grateful to Steve for his quarter century of service to Meade Instruments,” said Casari. “It has been a period in which our product line has expanded enormously while the company has dealt with the challenges of designing and manufacturing some of the most sophisticated consumer optical products ever brought to market. I am delighted that Steve will remain on the Board, where we will continue to have ready access to his experience and knowledge of the telescope and sports-optics markets.”

About Meade Instruments
Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

Safe Harbor For Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward looking statements be subject to the safe harbor created thereby. Such statements include the company’s expectation that it will conclude its search for Mr. Murdock’s replacement in the next several months. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) the number and quality of candidates interviewed by the company over the next several months, and (ii) the company’s ability to promptly negotiate satisfactory terms of employment with a proposed new chief executive officer. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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